Global Med Technologies®, Inc. Signs Purchase Agreement to
Acquire Inlog, SA, a European Medical Software Firm

Accretive Inlog Acquisition to Extend Global Med’s Total Reach to
1,400 Sites in 20 Countries

Denver, CO – (March 31, 2008) – Global Med Technologies®, Inc. (“Global Med” or the “Company”) (OTCBB:GLOB), an international e-Health, medical information technology company, today announced the signing of a Purchase Agreement to acquire Inlog, SA, and its German and related subsidiaries (“Inlog”), a private European medical software firm, for a maximum of $11.5 million in a combination of cash, stock and earnout. Inlog’s shareholders must use $500,000 of the cash proceeds to purchase Global Med common stock in the open market within three months of the closing. Inlog’s unaudited revenues for their fiscal year ended June 30, 2007 were approximately ¬7.3 million* or about $11.4 million at current exchange rates, with EBITDA of approximately ¬770,000* or approximately $1.2 million. Global Med will utilize a combination of existing cash and debt to pay for the transaction.

Inlog, based in Lyon, France, with additional operations in Grenoble, France, Munich and Alzey, Germany, is a leading European provider of donor center and transfusion information management systems as well as laboratory information systems and other ancillary medical software systems. The transaction is expected to close in the second quarter of 2008. Inlog’s management is planning to stay with the Company.

Chairman and CEO of Global Med Technologies, Inc., Michael I. Ruxin, M.D., stated, “The acquisition of Inlog by Global Med is a transforming event in the history of our Company.” Dr. Ruxin continued, “At the completion of this acquisition, we will truly be a global company, with blood and laboratory software applications in 20 countries (in the US, Canada, Caribbean, European Union, Africa, French Polynesia, and New Caledonia). This includes 582 donor center sites, 458 hospital sites and 360 laboratories world-wide, for a total of 1,400 sites. From our perspective, our high quality people, productivity and services, coupled with our high-touch philosophy to our current and future customers, through our Service 360™ commitment, will continue to allow us to grow our Company in the global marketplace.” Dr. Ruxin added, “The structure of this transaction is expected to be accretive, exclusive of financing costs, in the first full year of operations. This acquisition is strategically important to Global Med as the international marketplace provides a platform for Global Med’s continued growth.”

Inlog’s product line consists of five primary products: EdgeBlood** (also known as CTS Serveur, for the donor center marketplace), EdgeTrack** (for the hospital transfusion marketplace), EdgeLab (Laboratory Information System “LIS”), EdgeCell (Cellular Therapy for tissue banks, stem cell centers and cord blood centers), and SAPA (supports regulatory compliance and document management). Inlog is ISO 9001:2000 certified and their products have received the NF/ISO 25051/12119 certification guaranteeing the highest level of quality regarding the design, the testing and validation of the software, the documentation quality and the quality of support and maintenance.

Inlog has been developing, implementing, and supporting its blood bank information management solutions since 1992 with over 700 sites in 15 countries using its own products. Inlog recently completed the national installation of its EdgeBlood product in France. All 2.2 million French blood donations flow through Inlog’s products in France including blood collections, infectious disease testing, component manufacturing and distribution. In addition to France, Inlog has substantial blood center and transfusion market share in Germany, Austria, Belgium and Switzerland, as well as installations in Greece and Monaco. Some of Inlog’s notable clients are the French Blood Establishment (Etablissement Français du Sang), the Bade-Württemberg-Hessen Red Cross, the Bavarian Red Cross, the Vienna Transfusion Center, the HUG ZURICH Transfusion Center, the Belgium-Flandres Red Cross, the Pierre & Marie Curie Institute in Paris, and CRLAC Antoine Lacassagne Cancer Center of Nice. In Africa, Inlog supplies its blood center and transfusion systems to the National Blood Services of Gabon, Burkina Faso and Senegal, as well as having installations in Algeria, the Ivory Coast and Rwanda.

Inlog’s EdgeLab, a laboratory information system (LIS), has been rapidly gaining market share in France with 130 laboratory sites. This recently developed LIS is a best-of-breed application which is gaining market share in Germany, Spain, Belgium, the Middle East and Asia. As few as four years ago, Inlog had virtually no market share in the LIS marketplace in France. Now, Inlog has garnered 15% of the marketplace, an area of strong revenue growth.

Thomas F. Marcinek, the Company’s President and COO, stated, “Inlog’s capability and experience in handling international implementations including France which processes millions of donations per year, opens up new markets and opportunities for Global Med. We see a need in the global marketplace for a company with proven blood bank products, experience with national implementations, multi-lingual applications, and strong service offerings that are financially sound and well capitalized. Together with Inlog, we believe that Global Med is strategically poised and will aggressively market these strengths to potential customers around the world which will continue to expand our market share.” Mr. Marcinek added, “Global Med, through its Service 360™ Program, maintains its focus on our valuable customer base. With the addition of the Inlog customer base, we will continue to improve our customer support, service offerings and products as we grow.”

Renaud Blanc-Bernard, the CEO of Inlog, commented, “On behalf of Inlog, we are all very excited about the synergies between our two companies. We truly believe that the combined Global Med/Inlog Company will become a global leader in donor center and transfusion medicine software. Together we believe that we will gain economies of scale that will enable our products to evolve in sync with the rapidly changing international blood center, transfusion service and laboratory marketplace. We are also excited for our customers who will gain access to new products and services. This is truly a win-win for Global Med, Inlog, our employees, our combined substantial international customer base and the industry.”

The Purchase Agreement also requires that certain conditions be met prior to the closing of this transaction. (See the 8-K filed today on this transaction.)

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are also being used in Canada, Africa, and the Caribbean. Wyndgate’s software provides Vein-to-Vein® tracking from donor collection to patient transfusion through its Donor Doc™ interactive donor health history questionnaire, ElDorado Donor™ and SafeTrace® donor management systems, to its SafeTrace Tx® advanced transfusion management system. Global Med's PeopleMed®, Inc. subsidiary provides custom software validation, consulting and compliance solutions to hospitals and blood centers. PeopleMed's in-depth knowledge of Wyndgate's products and the blood banking industry results in cost-effective validation services, which leads to more efficient software implementations and upgrades for our customers.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

Company Contact: Global Med Technologies, Inc. Michael I. Ruxin, M.D. (303) 238-2000 mick@globalmedtech.com	Investor Contact: Paul Holm, President portfoliopr.inc (212) 888-4570 paulh@portfoliopr.biz

*The information provided herein represents unaudited non-GAAP information and may be subject to change. In addition, certain discontinued operations and non-recurring expenses have been eliminated. The Company believes the preparation of this non-GAAP information may be helpful to investors in determining what the current year’s and future year’s results may or would look like for Inlog.

**FDA 510(k) clearance required prior to sales in the U.S.